UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2013

UV FLU TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53306	98-0496885
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

411 Main Street, Bldg. #5 Yarmouth Port, Massachusetts	02675
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 362-5455

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) (b) On October 23, 2013, John J. (“Jack”) Lennon resigned as a Director and President/CEO and CFO of the Company and from any and all other positions with the Company. Mr. Lennon will continue to provide consulting services through his consulting company, Chamberlain Capital Partners. There are no known disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Lennon is not a member of any committee of the Board of Directors at the time of his resignation. Mr. Lennon has not furnished the Company with written correspondence concerning the circumstances surrounding his resignation, and provided only a general written resignation. Mr. Lennon has been provided a copy of this Current Report on Form 8-K and agrees with the statements made by the Company made herein. A copy of the Consulting Agreement with Chamberlain Capital Partners is attached as Exhibit 10.1.

(c) (d)  On October 23, 2013, the Board of Directors approved the following appointments:

Michael Ross, aged 60, as Director, President and Chief Executive Officer of the Company. Prior to this appointment, Mr. Ross served as Vice President of Sales for DPG, from 2012 through October 2013, where he directed a team of manufacturing representatives throughout the United States, who are responsible for all US and its territories, as well as the Caribbean, Central and South America. Mr. Ross also managed the distribution of retail product for Canada. From 2007 through 2011, Mr. Ross was National Sales Manager in Electronic Retail for Wagan Tech, which developed and offered automotive aftermarket products. Prior to that, from 2002 through 2007, Mr. Ross was President and Owner of Windy City Development Inc., a real estate development company specializing in apartment buildings in Chicago. Mr. Ross was also Director of Sales and Marketing Retail Division, for KIMCO Corporation, and for Bartlett Manufacturing Co., Inc., and held sales and business development positions for Swift Gift, Ltd., Sanyo Fisher Corporation, and Panasonic Co. Mr. Ross was selected for his expertise in retail sales.

Jerrold B. Leikin, MD., aged 59, is a medical doctor who runs one of the only dedicated comprehensive clinical toxicology programs in the country, located in Illinois. He is on staff at all local institutions and does bedside evaluations of all clinical toxicology issues throughout the corporation. He has an outpatient practice for individuals and companies evaluation at Glenbrook, Illinois hospital through the OMEGA occupational health center. Dr. Leikin has written the standard textbooks for toxicology used throughout the country and internationally, is the editor of multiple bioterrorism and toxicology textbooks and had published hundreds of peer-reviewed publications. He is also the senior editor for the monthly primary care journal, Disease-A-Month. He has consulted for his expertise locally, nationally and internationally for a variety of toxicologic and bioterrorism related events. As one of the initial medical directors of the Illinois Poison Center, Dr. Leikin teaches residents and fellows focusing on a myriad of toxicologic issues brought up through the poison center each day. Dr. Leikin also serves multiple other states as a consultant for other issues requiring his expertise. Dr. Leikin was chosen to serve as a director for his expertise in the medical field.

Jeremy Noonan, aged 46, is a Service Solutions Consultant with Cisco Systems since 2013, and has been a solutions executive, program manager, engagement manager and has held other sales position for Cisco Systems since 1999. Mr. Noonan is a graduate of the United States Naval Academy, with Bachelor of Science in Mathematics in 1988. Mr. Noonan also served as a Navy pilot. Mr. Noonan’s was chosen to serve as a director due to his longstanding expertise in sales.

None of the directors are expected to be named to a committee at this time. There are currently no arrangements or understandings with any directors as to compensation or other matters, and no director is a party to any material plan, contract, or arrangement. None the new directors is currently a director of any other company with a class registered with the Securities and Exchange Commission. No director or executive officer is related to any other director or executive officer.

(e)  The Company anticipates that it will enter into an Employment Agreement with Mr. Ross on such terms to be agreed upon. Mr. Ross was granted options to purchase 3,500,000 shares of common stock of the company at $.02 per shares, based on valuation from an initial offer on October 2, 2013.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UV FLU TECHNOLOGIES, INC

Date: October 29, 2013	By:	/s/ Michael Ross
Name: Michael Ross
Title: President/Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement